Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2017, by and among The Mangrove Partners Master Fund, Ltd., The Mangrove Partners Fund, L.P., Mangrove Partners Fund (Cayman), Ltd., Mangrove Partners, Mangrove Capital and Nathaniel August (collectively, the “Sellers”) and Gary Stern (the “Purchaser”) (each of the Sellers and the Purchaser, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Settlement Agreement (the “Settlement Agreement”), dated January 6, 2017, by and among the Sellers and Asta Funding, Inc., a Delaware corporation (the “Company”), the Company shall commence a “Tender Offer” within the meaning of, and as defined in, the Settlement Agreement (the “Tender Offer”);

WHEREAS, the Purchaser desires to purchase from the Sellers any and all shares of common stock, par value $0.01 per share, of the Company  (the “Common Stock”) owned beneficially or of record by the Sellers following and subject to the consummation of the Tender Offer (the “Seller Shares”);

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SELLER SHARES

Section 1.1   Purchase.  Subject to the terms and conditions of this Agreement and the consummation of the Tender Offer, the Sellers hereby unconditionally sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby unconditionally purchases, acquires and accepts from the Sellers, free and clear of any and all Liens (as defined herein) other than Permitted Liens (as defined herein) the Seller Shares for $10.35 per share, such sale, assignment, transfer, conveyance and delivery to be effective eleven business days following the closing of the Tender Offer (the “Effective Time”).

Section 1.2           Deliverables.  At the Effective Time:

(a)           the Sellers will deliver to the Purchaser all of the Sellers’ right, title and interest in and to the Seller Shares (i) by delivery of one or more certificates evidencing the Seller Shares, endorsed to the Purchaser or accompanied by duly executed stock powers or other instrument of assignment and/or (ii) to the extent any Seller Shares are delivered through the facilities of The Depository Trust Company that are credited to or otherwise held in a securities account maintained by the Seller, by taking such actions as are necessary to cause the relevant financial institution or other entity with which the Sellers’ account is maintained to effect the legally valid transfer of the Seller Shares from the Sellers’ account to the account designated by the Purchaser for the receipt of the Seller Shares so transferred;

(b)           the Purchaser will pay to the Sellers, as aggregate consideration for the Seller Shares, in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Sellers to the Purchaser, an amount equal to the (i) number of Seller Shares, multiplied by (ii) $10.35.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 2.1           Representations and Warranties of the Sellers.

The Sellers hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof, as follows:

(a)           Each of the Sellers that is not a natural person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each of the Sellers has the power, authority and capacity to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby (i) do not require the Sellers to obtain any consent, approval, authorization, order, registration or qualification of or (except for filings pursuant to Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) make any filing with any Governmental Authority (as defined below); and (ii) except as would not have a material adverse effect on the ability of each Seller to consummate the transactions contemplated by this Agreement on the terms set forth herein or on the ability of each Seller to perform its obligations under this Agreement, do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body (each, a “Governmental Authority”) applicable to each Seller or (B) the terms of any agreements binding upon each Seller.

(c)           This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.  Each Seller has duly taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)           The Sellers together are the sole owner of the Seller Shares.  No person or entity has any beneficial ownership of the Seller Shares other than the Sellers.  Each Seller has good and valid title to the Seller Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, assessment, option, proxy, agreement to vote, equitable or other adverse claim (collectively, “Liens”) other than Liens existing under applicable securities laws (collectively, “Permitted Liens”), and each Seller has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Seller Shares or its ownership rights in such Seller Shares or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Seller Shares.  There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to, or granting rights in connection with, the issuance, sale, transfer or ownership of any of the Seller Shares, other than as contemplated by this Agreement and the Settlement Agreement.  The delivery of the Seller Shares to the Purchaser pursuant to this Agreement will transfer and convey good, valid and marketable title thereto to the Purchaser, free and clear of all Liens other than Permitted Liens.

(e)           Without limiting the representations and warranties of the Purchaser in Article III, each Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the transactions contemplated by this Agreement and of making an informed investment decision.  In entering into this Agreement, the Sellers have consulted with their own advisors and have relied solely upon their own investigation and analysis, without relying upon the Purchaser except to the extent specified in this Agreement.

(f)           Each Seller acknowledges and confirms that it is aware that the Purchaser is not making any representation or warranty to the Sellers whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Purchaser, or with respect to the value of the Seller Shares.  Each Seller acknowledges and confirms that it is aware that the closing sale price of the shares of common stock of the Company (the “Stock Price”) has fluctuated since the Sellers acquired the Shares and is likely to continue to fluctuate after the date hereof, including possible material increases to the Stock Price.

(g)           Other than the Seller Shares, none of the Sellers nor any of their affiliates will beneficially own any shares of capital stock of the Purchaser at the Effective Time.

(h)           Each Seller is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws.

(i)           Except for the representations and warranties contained in this Agreement, none of the Sellers nor any other person on behalf of any of the Sellers makes any other express or implied representation or warranty with respect to any of the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 3.1           Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Sellers, as of the date hereof, as follows:

(a)           The Purchaser has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby (i) do not require the Purchaser to obtain any consent, approval, authorization, order, registration or qualification of or make any filing with any Governmental Authority (except for filings pursuant to Section 13(d) or Section 16 of the Exchange Act); and (ii) except as would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement on the terms set forth herein, do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to the Purchaser or (B) the terms of any agreements binding upon the Purchaser.

(c)           The Purchaser is an accredited investor under the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser has, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate amounts contemplated by this Agreement and to perform its obligations under this Agreement. The Purchaser hereby acknowledges that the offering and sale of the Seller Shares pursuant to this Agreement is intended to be exempt from registration under the Securities Act and that such Purchaser will not sell or otherwise transfer the Seller Shares without registration under the Securities Act or under the securities laws of any state or an exemption therefrom.

(d)           Without limiting the representations and warranties of the Sellers in Article II, the Purchaser has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the transactions contemplated by this Agreement and of making an informed investment decision.  In entering into this Agreement, the Purchaser has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Purchaser except to the extent specified in this Agreement.

(e)           The Purchaser is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws.

(f)           This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.

(g)           Except for the representations and warranties contained in this Agreement, neither the Purchaser nor any other person on behalf of the Purchaser makes any other express or implied representation or warranty with respect to the Purchaser or with respect to any other information provided by or on behalf of the Purchaser.

ARTICLE IV

COVENANTS AND RELEASE

Section 4.1           Mutual Non-Disparagement.  Subject to applicable law, during the period beginning on the date hereof and ending on the second (2nd) anniversary of the date hereof (the “Restricted Period”), none of the Parties nor Asta Group, Inc., GMS Family Investors, LLC, Ricky Stern, Emily Stern and Arthur Stern (collectively, with Gary Stern, the “Stern Family”) shall, and each of the Parties and the Stern Family shall cause its affiliates (and shall use commercially reasonable efforts to cause its associates) not to, directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement or statement (including, without limitation, the filing of any document or report or the making of any other disclosure with the Securities and Exchange Commission or any other governmental authority, unless required by law or legal process, or any disclosure to any journalist, member of the media or securities analyst) concerning any other Party (including, without limitation, the business, reputation, products or services of such other Party) or any of its affiliates, or any of its past or then-current directors, officers, employees, agents or representatives (collectively, “Representatives”) (or in the case of the Purchaser, the Stern Family), that disparages or criticizes, or might reasonably be expected to disparage, criticize or otherwise be construed to be derogatory, critical of, negative toward, or detrimental to, such other Party (or the business, reputation, products or services of such other Party), its affiliates or Representatives (or in the case of the Purchaser, the Stern Family).

Section 4.2           No Litigation.  Subject to applicable law, during the Restricted Period, each Party covenants and agrees that it shall not, and shall not permit any of its Representatives and the Stern Family to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively and individually, a “Legal Proceeding”) against any other Party or any of its Representatives, except for any Legal Proceeding (i) initiated solely to remedy a breach of or to enforce this Agreement or (ii) between Parties affiliated with the Sellers; provided, however, that the foregoing shall not prevent any Party or any of their Representatives from responding to any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any Legal Proceeding (a “Legal Requirement”) if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the recipient Party or any of its Representatives (it being understood that if such recipient Party is affiliated with the Sellers, such Legal Proceeding must not have been initiated by, or on behalf of, or at the suggestion of, any other Party affiliated with the Sellers); provided, further, that in the event a Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party, if legally permitted.

Section 4.3           Mutual Release.

(a)           Effective as of the date hereof, each Party, on behalf of itself, himself and its and his affiliates, including the Stern Family, successors, predecessors, assigns, heirs, estates, trustees and beneficiaries and, to the extent acting in a representative capacity of any such person, such person’s creditors, representatives, agents and attorneys (as applicable, collectively, the “Releasing Parties”), hereby fully and finally remises, releases, acquits and forever discharges, and covenants not to sue or take any steps to pursue or further any Legal Proceeding against, each other Party, its affiliates, successors, predecessors, assigns, subsidiaries (and in the case of the Purchaser, any member of the Stern Family) and each of its past or current directors, officers, principals, employees, agents or representatives (as applicable, collectively, the “Released Parties”), from and in respect of any and all actions, claims and causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether based on any federal, state or foreign law or right of action, whether known or unknown, whether foreseen or unforeseen, whether matured or unmatured, in each case, which such Releasing Parties, or any of them, had, has or may have directly arising out of, connected with or related to this Agreement (“Claims”); provided, however, that nothing in this Section 4.2 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have pursuant to this Agreement (the “Release”).  If any Claim is not subject to the Release, to the extent permitted by law, each Party waives, and will cause the applicable Releasing Parties to waive, any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any other Party or any of the other applicable Released Parties is a party.

(b)           Each Party agrees that it will not, and will cause the applicable Releasing Parties not to, institute any litigation, lawsuit, claim or action against any applicable Released Party with respect to any and all Claims released in this Agreement.  Each Party hereby represents and warrants that it has access to adequate information regarding the terms of the Release, the scope and effect of the releases set forth herein and all other matters encompassed by the Release to make an informed and knowledgeable decision with regard to entering into the Release and has not relied on the applicable Released Parties in deciding to enter into the Release and has instead made its own independent analysis and decision to enter into the Release.

(c)           Each Party acknowledges that the consideration payable pursuant to this Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement.  Each Party waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the Release as set forth in this Section 4.3. Without limiting the generality of the foregoing, each Party acknowledges that there is a risk that the damages and costs which it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true.  Facts on which each Party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true.  Each Party acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action.  Each Party acknowledges and agrees that the releases and covenants provided for in this Article IV are binding, unconditional and final as of the date hereof.

(d)           Each Party represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the Parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1           Termination.  This Agreement shall terminate upon the termination of the Settlement Agreement or any termination of any provision of the Settlement Agreement pursuant to Sections 10, 10(a) and 10(b) of the Settlement Agreement; provided, however, this Agreement shall not terminate if the Tender Offer closes.  This Agreement may be terminated by written consent of all Parties.  If this Agreement is terminated in accordance with this Section 5.1, this Agreement shall be of no further force and effect, without any liability on the part of any Party, except for Sections 5.2 through 5.7 and Sections 5.9 through 5.12, which shall survive the termination of this Agreement.  Nothing herein shall relieve any Party of liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement prior to the date of termination.

Section 5.2           Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the transactions contemplated hereby embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior written and contemporaneous oral agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their agents, representatives or affiliates relative to such subject matter, including any term sheets, emails or draft documents.

Section 5.3           Assignment; Binding Agreement.  No Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder, in whole or in part, without prior written consent of the other Parties to GMS Family Investors, LLC, The Ricky Stern 2012 GST Trust, The Emily Stern 2012 GST Trust, The Ricky Stern Family 2012 Trust and/or The Emily Stern Family 2012 Trust; provided, further, that such assignment shall not relieve the Purchaser of any obligations under this Agreement.

Section 5.4           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile or other electronic means shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

Section 5.5           Governing Law; Trial by Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws of such state which refer a matter to the laws of another jurisdiction.  Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

Section 5.6           No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 5.7           Amendment; Waiver.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged, in whole or in part, except by a writing executed by all Parties.

Section 5.8           Further Assurances.  Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 5.9           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the court making such holding is expressly authorized to modify such invalid, illegal or unenforceable provision in lieu of severing such provision from this Agreement in its entirety, whether by rewriting such provision, deleting any or all of such provision, adding additional language to this Agreement or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.  Should any provision of this Agreement be held by a court of competent jurisdiction to be valid, legal or enforceable only if modified, or if any portion of this Agreement shall be held as invalid, illegal or unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

Section 5.10         Construction.  The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any term shall include the corresponding masculine, feminine and neuter forms.  The word “including” shall be deemed to be followed by the phrase “without limitation”.  All references to “$” are to the lawful currency of the United States of America.  The words “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.

Section 5.11         Specific Performance.  The Parties acknowledge and agree that a Party could not be made whole by monetary damages in the event that any of the provisions of this Agreement are not performed by the other Party in accordance with their specific terms or are otherwise breached.  Accordingly, the Parties agree that, in any such event, the Parties shall be entitled to seek an injunction or injunctions to specifically enforce the terms and provisions hereof in an action instituted in any court of the State of New York having subject matter jurisdiction in respect thereof, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.

Section 5.12         Survival.  The representations and warranties contained in this Agreement shall survive without expiration.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

/s/ Gary Stern
GARY STERN

THE MANGROVE PARTNERS MASTER FUND, LTD.

By:	MANGROVE PARTNERS as Investment Manager

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

THE MANGROVE PARTNERS FUND, L.P.

By:	MANGROVE CAPITAL as General Partner

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

MANGROVE PARTNERS FUND (CAYMAN), LTD.

By:	MANGROVE PARTNERS as Investment Manager

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

MANGROVE PARTNERS

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

MANGROVE CAPITAL

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

/s/ Nathaniel August
NATHANIEL AUGUST